IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK (WHITE PLAINS)

IN THE MATTER OF:          )                                                                 CASE NO. 99-20776-ash
                                                )
ECOMAT, INC.                     )                                                                 CHAPTER 7
                                                )
                                                )                                                                 BANKRUPTCY JUDGE
                                                )                                                                 ADLAI S. HARDIN, NR.
                                                )
                                                )                                                                 ORDER CONFIRMING SALE
                                                )                                                                 OF THE DEBTOR'S INTEREST
                                                )                                                                 IN PERSONAL PROPERTY
DEBTOR                                )                                                                TO PARK AVENUE GROUP, INC.

The Court finds that notice was given to all creditors and parties in interest of the Trustee's Notice of Proposed Sale of Debtor's in Personal Property (the "Trustee's Notice"), being the Debtor, Ecomat, Inc.'s (the "Debtor") interests in certain intangible property, consisting of the corporate shell of the Debtor (the "Asset") to Park Avenue Group, Inc. ("Park Avenue") and that no objection was filed in response to the Trustee's Notice. As such, such sale is hereby approved and confirmed.

The sale of the Asset is "as is, where is", without representation or warranty of any kind whatsoever by the Trustee, including but not limited to any representation or warranty as to good standing, reinstatement of good standing, adequacy or timeliness of filing requirements (whether state or federal, including the Securities and Exchange Commission, the State of New York, the State of Delaware, or any other governmental unit), or any other filing or compliance actions, or the type or number of outstanding shares. Further, the Trustee makes no representations to Park Avenue as to the value or enforceability of the sale of any part of the Asset. Further, the Trustee makes no representations or warranty concerning the possible infringement of any trademarks, trade names, patents or copyrights arising out of the use by Park Avenue of the Asset.

Additionally, any and all interests that the bankruptcy estate may have in any real and/or personal property of the Debtor, excluding the Asset, shall remain in the estate for further administration by the Trustee under the Bankruptcy Code.

Further, based upon the fact that no objection was filed in response to the Trustee's Notice and the Trustee's contention in the Notice concerning Park Avenue's status as a good faith purchaser, Park Avenue's purchase of the Asset is in good faith and Park Avenue is a good faith purchaser entitled to protections of 11 U.S.C. Section 363(m).

Further, closing of the sale of the Asset shall take place not later than ten (10) days after the entry of this Order Confirming Sale, and upon the payment of $20,000 from Park Avenue to the Trustee. Payment of the $20,000 shall be by certified bank check to the Trustee made payable as follows: Barbara Balaber-Strauss, Trustee, and forwarded to counsel for the Trustee as follows: c/o William F. Macreery, Esq., 7 Granite Springs Road, Granite Springs, NY 10527.

Further, based upon the fact that no objection was filed in response to the Trustee's Notice, upon the closing of the sale of the Asset, the existing officers and directors of Ecomat, Inc. ("Ecomat") will be deemed removed from office and their official capacity shall be terminated.

Further, based upon the fact that no objection was filed in response to the Trustee's Notice the sale of the Asset was in the best interest of the Debtor's estate and therefore, it is approved and confirmed.

Further, based upon the fact that no objection was filed in response to the Trustee's Notice, the sale of the Asset shall be free and clear of all liens, claims, encumbrances and interests of others. Expenses of sale and the proceeds derived therefrom, including attorney's fees, shall be distributed to Barbara Balaber-Strauss, Trustee, to be held and administered by her for the benefit of the Debtor's estate, and all such liens, claims and encumbrances will attach only to the proceeds of the sale.

Further, based upon the fact that no objection was filed in response to the Trustee's Notice, it is ORDERED, ADJUDGED and DECREED that: upon closing, the existing officers and directors of Ecomat, Inc. will be deemed removed from office and their official capacity terminated; upon the closing, all common share conversion rights of any kind, including, but not limited to, warrants, options, convertible bonds, other convertible debt instruments, and convertible preferred stock shall be canceled and extinguished; and that following the closing, Buyer shall be authorized to appoint a new board of directors of Ecomat.

There being no just reason for delay, the Order Confirming Sale shall be a final Order of this Court, and the consideration for the sale of the Asset shall be held and administered for the benefit of the Debtor's estate by Barbara Balaber-Strauss, Trustee.

IT IS SO ORDERED.

______________________________
ADLAI S. HARDIN, JR.
U. S. Bankruptcy Judge

APPROVED:

___________________________
BARBARA BALABER-STRAUSS
60 Cedar Hill Avenue
P.O. Box 611
Nyack, NY 10960-0611
Tele: (845) 358-4858
Trustee